EXHIBIT 10.1





                            STOCK PURCHASE AGREEMENT

                                     AMONG

                                 BREMNER, INC.
                                   ("Buyer")

                                      AND

                                 WARREN BLACK,

                                VICTOR L. CARY,

                               JANE WARNER MOORE,

                               THOMAS C. MUELLER,

                             SUSAN WARNER SKELSEY,

                            C. RANDOLPH WARNER, JR.,

                           C. RANDOLPH WARNER, III.,

                                  KATE WARNER

                                      and

                                 MATTHEW WARNER
                          (collectively the "Sellers")

                                 MARCH 14, 1997

                               TABLE OF CONTENTS

                                                                                                             Page
 1. Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
 2. Purchase and Sale of Target Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

     (a) Basic Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     (b) Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     (c) The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     (d) Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     (e) Net Asset Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

 3. Representations and Warranties Concerning the
     Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

     (a) Representations and Warranties of the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . .    10
     (b) Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . .    11

 4. Representations and Warranties Concerning the
     Target . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

     (a) Organization, Qualification, and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . .    13
     (b) Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     (c) Noncontravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     (d) Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     (e) Title to Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     (f) Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     (g) Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     (h) Legal Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     (i) Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     (j) Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     (k) Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     (l) Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     (m) Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     (n) Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     (o) Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     (p) Environment, Health, and Safety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     (q) Certain Business Relationships with the Target   . . . . . . . . . . . . . . . . . . . . . . . .    22
     (r) Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     (s) Sufficiency of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23


     (t) Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
     (u) Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
     (v) No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
     (w) No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
     (x) Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
     (y) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
     (z) Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
     (aa)Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
     (bb)Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
     (cc)Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
     (dd)Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
     (ee)Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

 5. Pre-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

    (a) General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
    (b) Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
    (c) Operation of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
    (d) Negative Covenant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
    (e) Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
    (f) Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
    (g) Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

 6. Post-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

    (a) General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
    (b) Litigation Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
    (c) Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
    (d) Election Under Section 338(h)(10)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
    (e) Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
    (f) Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
    (g) Rock-Tenn. Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

 7. Conditions to Obligation to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

    (a) Conditions to Obligation of the Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
    (b) Conditions to Obligation of the Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36

 8. Remedies for Breaches of This Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

    (a) Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
    (b) Indemnification Provisions for Benefit ofthe Buyer  . . . . . . . . . . . . . . . . . . . . . . .     37
    (c) Indemnification Provisions for Benefit of the Sellers . . . . . . . . . . . . . . . . . . . . . .     38


    (d) Matters Involving Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
    (e) Determination of Adverse Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
    (f) Other Indemnification Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
    (g) Failure to Give Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
    (h) Matters Disclosed in Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40

9. Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41

    (a) Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
    (b) Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42

10. Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42

    (a) Nature of Certain Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
    (b) No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
    (c) Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
    (d) Succession and Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
    (e) Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
    (f) Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
    (g) Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
    (h) Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44
    (i) Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44
    (j) Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44
    (k) Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45
    (l) Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45
    (m) Incorporation of Exhibits, Annexes, and Schedules   . . . . . . . . . . . . . . . . . . . . . . .       45

Exhibit A    - Target Accounting Principles

Exhibit A-1  - Historical Financial Statements

Exhibit A-2  - Procedures for Calculating and Paying Net Worth Adjustment

Exhibit B-1  - Pro Forma Additional Tax Calculation

Exhibit B-2  - Allocation of Purchase Price

Exhibit B-3  - Pro Forma Tax Calculation

Exhibit B-4  - Sellers' Tax Rates

Annex I    - Form of Escrow Agreement

Annex II   - Exceptions to the Sellers' Representations and Warranties
                Concerning the Transaction

Annex III  - Exceptions to the Buyer's Representations and Warranties
               Concerning the Transaction

Disclosure
Schedule   - Exceptions to Representations and Warranties Concerning the Target

                            STOCK PURCHASE AGREEMENT


         Agreement entered into on March 14, 1997, by and among BREMNER, INC., a Nevada corporation (the "Buyer"), and WARREN BLACK, an individual and resident of the State of Florida ("Black"), VICTOR L. CARY, an individual and resident of the State of Texas ("Cary"), JANE WARNER MOORE, an individual and resident of the State of Illinois ("Moore"), TOM MUELLER, an individual and resident of the State of Arkansas ("Mueller"), SUSAN WARNER SKELSEY, an individual and resident of the State of New York ("Skelsey"), C. RANDOLPH WARNER, JR., an individual and resident of the State of Florida ("Warner, Jr."), C. RANDOLPH WARNER, III., an individual and resident of the State of Florida ("Warner, III."), KATE WARNER, an individual and resident of the State of Texas ("K. Warner") and MATTHEW WARNER, an individual and resident of the State of Arkansas (" M. Warner"), (Black, Cary, Moore, Mueller, Skelsey, Warner, Jr., Warner, III., K. Warner and M. Warner are referred to collectively herein as "Sellers" and each individually as a "Seller"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

        The Sellers in the aggregate own all of the outstanding capital stock of Wortz Company, an Arkansas corporation (the "Target").

         This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

  1.     Definitions.

         "Accounting Firm" has the meaning set forth in Exhibit A-2 hereof.

         "Accredited Investor" has the meaning set forth in

Regulation D promulgated under the Securities Act.

         "Accrued Profit Sharing Obligations" means the amount of fiscal
1997 bonus payments due and payable to certain officer of Target pursuant to the Wortz Company Executive Profit Sharing Program (Plans A & B) which have been accrued on Target books as of the Closing Date and which will be paid to certain officers of Target on the Closing Date pursuant to that certain Continuation of Executive Profit Sharing Program - Change in Control Agreement, dated as of October 9, 1996 between Target and certain officers of Target, such payments to be made in accordance with the terms of the Escrow Agreement.

         "Additional Taxes" has the meaning set forth in Section 6(d) below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, diminution of value, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including costs of investigation, court costs and reasonable attorneys' fees and expenses.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Allocable Portion" means with respect to the share of any Seller in a particular amount that fraction equal to the number of Target Shares the Seller holds as set forth in Section 4(b) of the Disclosure Schedule over the total number of outstanding Target Shares.

         "Applicable Rate" means the prime rate of interest published from time to time by the Wall Street Journal,

Dallas, Texas edition.

         "Auditor" has the meaning set forth in Section 2(e) below.

         "Average Adjusted Net Assets" has the meaning set forth in Section 2(e) below.

         "Buyer" has the meaning set forth in the preface above.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Adjusted Net Assets" has the meaning set forth in Exhibit A-2 hereof.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Closing Date Balance Sheet" has the meaning set forth in Exhibit A-2 hereof.

         "Closing Date Indebtedness" has the meaning set forth in Section 2(b) below.

         "Closing Net Asset Adjustment" has the meaning set forth in Section 2(e) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means that certain agreement, dated January 8, 1997, as amended, among Target and Buyer.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Election" has the meaning set forth in Section 6(d) below.

         "Employee Benefit Plan" means any employee benefit plan as such term is defined in Section 3(B) of ERISA and any other deferred compensation, stock option, restricted stock, bonus, vacation, severance, sick leave, fringe benefits or other welfare or incentive plan.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances, orders and principles of common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, reduction, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, wastes or pollutants, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any person that, together with the Target, would be treated as a single employer under Section 414 of the Code.

         "Escrow Account" means the account established and maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         "Escrow Agent" shall mean The First National Bank of Ft. Smith, Arkansas as escrow agent under the Escrow Agreement, or any other escrow agent selected by Sellers, with the approval of Buyer, prior to the Closing.

        "Escrow Agreement" means that certain form of Escrow Agreement to be executed prior to Closing among the Escrow

Agent, Target, Buyer and Sellers in substantially the form as attached hereto as Annex I.

         "Fraud" means a knowing and intentional misstatement or misrepresentation of material fact by Sellers with respect to a representation and warranty contained in Section 4 hereof or a covenant contained in Section 5 hereof.

         "Financial Statements" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles consistently applied in effect from time to time.

         "Gross Purchase Price" has the meaning set forth in Section 2(b) below.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Indebtedness" means any (i) any liability,  contingent or otherwise
(a) for borrowed money (including interest thereon), (b) evidenced by a note, purchase money obligation, debenture or similar instrument or letter of credit or (c) that is comprised of trade payables (except for trade payables that are not more than 30 days past due); (ii) any liability described in (i) above which the Target has (a) guaranteed or which is otherwise its legal liability or (b) granted a lien on any of the Target's assets or properties; and (iii) all capitalized lease obligations of the Target. For purposes of clarification, the term Indebtedness shall not include the balance of outstanding checks which have not yet been paid in the Ordinary Course of Business.

         "Indemnification Escrow Amount" has the meaning set forth in the Escrow Agreement.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof,
(b) all trademarks, service marks, trade dress, packaging design, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

         "Legal Requirements" shall have the meaning set forth in Section 3(a)(ii) below.

         "Material Adverse Change" means with respect to the Target, any event, occurrence, change or effect that is materially adverse to the business, operations, results of operations, financial condition or prospects of the Target.

         "Material Contracts" has the meaning set forth in Section 4(l) below.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Period End" has the meaning set forth in Section 4(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Net Asset Escrow Amount" has the meaning set forth in the Escrow Agreement.

         "Net Asset Excess" has the meaning set forth in Section 2(e) below.

         "Net Asset Shortfall" has the meaning set forth in Section 2(e) below.

         "Net Purchase Price" has the meaning set forth in Section 2(b) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Exceptions" has the meaning set forth in Section 4(j) below.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Proprietary Rights Agreement" has the meaning set forth in Section 4(z) below.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Reportable Event" has the meaning set forth in ERISA  Sec. 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security or similar interest.

         "Sellers" has the meaning set forth in the preface above.

         "Sellers' Representative" shall mean C. Randolph Warner, Jr.

         "Settlement Date" has the meaning set forth in Section 2(e) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Target" has the meaning set forth in the preface above.

         "Target Auditor" has the meaning set forth in Exhibit A-2 hereof.

         "Target Principles" means the Accounting Principles described on Exhibit A hereto, utilized by the Target in the preparation of its Beginning Balance Sheet, the Closing Balance Sheet and in the determination of the amount of Closing Date Indebtedness and Closing Adjusted Net Assets.

         "Target Share" means any share of the Common Stock of the Target.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         "Unaccrued Target Bonus Obligations" means (i) the amounts payable at Closing to certain officers of Target pursuant to the
(A)Incentive Pool Share - Change in Control Agreement, dated as of December
23, 1996, between Target and Randy Whitaker, (B)Incentive Pool Share - Change in Control Agreement, dated as of December 16, 1996, between Target and Halen Wendelgast, (C) Incentive Pool Share - Change in Control Agreement, dated as of December 16, 1996, between Target and Dave Williams, (D) Bonus - Change in Control Agreement, dated as of December 16, 1996, between Target and all salaried employees and (E) Employment Agreement, dated June 12, 1995, between Target and Richard M. Tolbert, as amended August 1, 1996 and (ii) the amount of fiscal 1997 bonus payments due and payable to certain officer of Target pursuant to the Wortz Company Executive Profit Sharing Program (Plans A & B) which do not constitute Accrued Profit Sharing Obligations and which will be paid to certain officers of Target on the Closing Date pursuant to that certain Continuation of Executive Profit Sharing Program -

Change in Control Agreement, dated as of October 9, 1996 between Target and certain officers of Target, such payments to be made in accordance with the terms of the Escrow Agreement.

         "Unpaid Indebtedness" has the meaning set forth in Section 2(e) below

         "Unresolved Matters" has the meaning set forth in Section 2(e) below.

  2. Purchase and Sale of Target Shares.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or her Target Shares for the Net Purchase Price, as defined below.

         (b) Calculation and Payment of Gross Purchase Price and Net Purchase Price.

                 (i)      Amount.   The term "Gross Purchase Price" shall mean
U.S. $41,000,000 in immediately available funds. The term "Net Purchase Price" shall mean:

                          (A)  the Gross Purchase Price; minus

                 (B) the amount of Indebtedness (including any prepayment penalties thereon) of the Target outstanding on the Closing Date (the "Closing Date Indebtedness"); minus

                 (C) the amount of the Unaccrued Target Bonus Obligations on the Closing Date; plus or minus

                 (D)  the Closing Net Asset Adjustment.

                 (ii) Payment. By no later than 10:00 a.m central time on the Closing Date an amount equal to the sum of (i) the Gross Purchase
Price, plus (ii) the Accrued Profit Sharing Obligations, plus (iii) one-half of the escrow agent fees payable under the Escrow Agreement, shall be deposited by Buyer into the Escrow Account maintained by the Escrow Agent and held by said Escrow
Agent for distribution on or subsequent to said Closing Date in accordance with the terms of the Escrow Agreement. Buyer and Seller agree to finalize and execute the Escrow Agreement on or prior to the Closing Date. Notwithstanding the fact that said Escrow Agreement has not been finalized and executed as of the date hereof, the provisions contained in Sections 1-5 thereof (other than the exhibits thereto which will not be finalized and completed until Closing) shall be final and binding upon Buyer and Seller and shall be specifically incorporated by reference into this Section 2(b)(ii).

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rose Law Firm, 120 East Fourth Street, Little Rock, Arkansas, 72201 commencing at 10:00 a.m. local time on the third business day immediately following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers' Representative may mutually determine (the "Closing Date"). The Closing shall be deemed to be effective at 11:59 p.m. on the Closing Date.

         (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(b) above.

         (e) Closing Net Asset Adjustment and Indebtedness Adjustment. The Closing Net Asset Adjustment and

Indebtedness Adjustment, if any, will be determined as follows:

                 (i) If the Closing Adjusted Net Assets of the Target (as such term is specifically defined on Exhibit A-2 hereof) is less than $1,963,000.00 (the "Average Adjusted Net Assets"), then the Sellers shall pay to the Buyer an amount equal to such shortfall (the "Net Asset Shortfall") as the Closing Net Asset Adjustment.

                 (ii) If the Closing Adjusted Net Assets of the Target is equal to or greater than the Average Adjusted Net Assets (the "Net Asset Excess"), then the Buyer shall pay to the Sellers an amount equal to such Net Asset Excess.

                 (iii) If the Target has Closing Date Indebtedness (or prepayment penalties thereon) or interest accrued thereon for which repayment thereof (or payment to Buyer in the case of capitalized lease obligations) was not made pursuant to the terms of the Escrow Agreement on the Closing Date, then the Sellers shall pay such amount to the Buyer (the "Unpaid Indebtedness").

                 (iv) Exhibit A-2 (A) sets forth the procedures for calculating the Closing Net Asset Adjustment and (B) the manner in which the
(x) Closing Net Asset Adjustment and Closing Date Indebtedness shall be calculated and (y) payment of the Net Asset Shortfall, Net Asset Excess or
Unpaid Indebtedness, as applicable, shall be made.   The payments under this
Section 2(e) shall be deemed to be an adjustment to the Net Purchase Price.

  3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, except as set forth in Annex II attached hereto.

                          (i) Authorization of Transaction.  The Seller has
full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Except for required notices under the Hart-Scott-Rodino Act, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, principle of common law, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject (collectively "Legal Requirement") or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or she is bound or to which any of his or her assets is subject.

                 (iii) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                 (iv) Target Shares. The Seller holds of record and owns beneficially the number of Target Shares set forth next to his or her name in
Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

         (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex III attached hereto.

         (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. Except for required notices under the Hart-Scott-Rodino Act, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Legal Requirement or any resolution of its Board of Directors or provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                 (v) Investment. The Buyer (A) understands that the Target Shares have not been, and will not be, registered under the Securities
Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof and (C) is an Accredited Investor.

 4. Representations and Warranties Concerning the Target. The Sellers represent and warrant to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Disclosures on the Disclosure Schedule shall be effective with respect to only the subsections (but not necessarily subclauses) of this Section 4 so identified on said Disclosure Schedule.

         (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not result in a Material Adverse Change. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists all of the directors and officers of the Target.

         (b) Capitalization. The entire issued and outstanding capital stock of the Target consists of 3,878 Target Shares. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

         (c) Noncontravention.   Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate, contravene, conflict with or give any person or governmental entity the right to challenge the transaction contemplated herein or to exercise any remedy or relief under any Legal Requirement to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) contravene, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, understanding, contract, lease, license, instrument, permit, waiver, consent or other arrangement or authorization to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Change or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Change or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. The Target has no liability or obligation to pay any fees, commissions or reimbursement to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Tangible Assets. The Target has good and marketable title to, or a valid leasehold interest in, the tangible assets (i) necessary to operate and conduct the business of Target in the same manner as currently conducted, (ii) located and regularly used in the operation of the business carried on at the Target' facilities and (iii) reflected as owned or leased in the books and records of the Target.

         (f) Subsidiaries and Affiliates. The Target has no Subsidiaries and except for the Sellers and the Target's officers and directors, Target has no affiliates.

         (g) Financial Statements. Attached hereto as Exhibit A-1 are the following financial statements (collectively the "Financial
Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended May 31, 1994, 1995 and 1996 for the Target; and (ii) unaudited balance sheet and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the period ended February 8, 1997, (the "Most Recent Fiscal Period End") for the Target.

The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of the Target as of such dates and the results of operations, statements of cash flow and changes in shareholders' equity of the Target for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (the effect of which individually or in the aggregate will not result in a Material Adverse Change) and lack footnotes and other presentation items that may otherwise be included with audited financial statements.

          (h) Legal Compliance. The Target has complied with all Legal Requirements except where the failure to so comply would not result in a Material Adverse Change.

         (i) Tax Matters. The Shareholders of Target have elected to have Target taxed as an S Corporation under the Code and the Target has at all times and currently complies with all Code requirements relating to S Corporations. As a result, Target is not subject to federal or state income tax for any periods prior to the Closing Date. There are no tax Security Interests upon any of the assets (real, personal, intangible or mixed) of Target, and Target has paid or accrued on its books all federal, state, local or foreign taxes of any kind whatsoever required to be paid on or prior to the Closing Date or which have been assessed against Target. All taxes and other assessments and levies which Target is required by law to withhold or to collect for payment have been duly withheld and collected.

         (j) Real Property.

                 (i) Section 4(j)(i) of the Disclosure Schedule lists all real property that the Target owns. With respect to each such parcel of owned real property:

                          (A) the identified owner has good and marketable
                 title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction; except for (i) liens for current taxes not yet due, (ii) minor imperfections of title and utility easements, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Target, (iii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto (i, ii, and iii, collectively, are referred to as "Permitted Exceptions"). All buildings, plants and structures owned by the Target lie wholly within the boundaries of the real property owned by the Target and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person; except where such encroachment does not materially impair the present or anticipated use of the property or would not result in a Material Adverse Change ("Permitted Encroachments").

                          (B) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                          (C) there are no outstanding options or rights of
                 first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

                 (ii) Section 4(j)(ii) of the Disclosure Schedule lists all real property leased or subleased to the Target. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in
Section 4(j)(ii) of the Disclosure Schedule (as amended to date). Each lease and sublease listed in Section 4(j)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not result in a Material Adverse Change.

         (k) Intellectual Property. Section 4(k) of the Disclosure

Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property. To the Knowledge of Sellers, with respect to Intellectual Property currently or previously used or held for use by the Target, except as set forth in the Disclosure Schedule:

                 (i) Target is the sole and exclusive owner and has the sole and exclusive right to use the same in the conduct of its business;

                 (ii) no proceedings have been instituted, are pending or threatened against Target which challenge any material rights in respect thereto or the validity thereof;

                 (iii) none of the aforesaid infringes upon, is alleged to infringe upon or otherwise violates the rights of others, or is being infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge;

                 (iv) no licenses or sublicenses pertaining to any of the aforesaid have been granted by Target;

                 (v) Target has not received any written notice of interference or infringement of any of the foregoing;

         (l)  Material Contracts.    All contracts,  agreements, instruments,
plan and leases (including all amendments, modifications and supplements thereto) meeting any of the descriptions set forth below to which Target is a party (the "Material Contracts") are listed on Section 4(l) of, or contained elsewhere in, the Disclosure Schedule:

                 (i) any purchase order, agreement or commitment obligating Target to purchase or sell any products or services and which either:

                          (A) was not entered into in the Ordinary Course of Business, or

                          (B) is not terminable by Target without payment or penalty upon 60 days' (or less) notice, or

                          (C) is in an aggregate amount exceeding $50,000, or

                          (D) is presently expected to result in a loss upon completion or performance thereof in an amount in excess of $50,000.

                 (ii) any Indebtedness;

                 (iii) any agreement concerning joint venture, partnership or involving a sharing of profits;

                 (iv) any sales agency, brokerage, distribution or similar contract;

                 (v) any written agreement which includes provisions regarding minimum volumes or volume discounts;

                 (vi) any written agreement pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product of Target will be payable or required after the Closing;

                 (vii) any agreement involving the Target Shareholders and the Target;

                 (viii) any written arrangement regarding confidentiality or noncompetition or any restriction upon the Target engaging in any line of business (other than confidentiality agreements executed in connection with or in anticipation of a sale of Target);

                 (ix) any written arrangement with any of Target's directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, compensation arrangement not disclosed in Section 4(o) of the Disclosure Schedule, or severance contract; and

                 (x)  any consulting agreement or arrangement.

Except as set forth in the Disclosure Schedule:

                 (A) all Material Contracts are in full force and effect and are valid, binding and enforceable against Target in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles;

                 (B) Target is not in breach of any material provision of, in violation of, or in default under the material terms of any Material Contract;

                 (C) no event has occurred which, after the giving of notice or passage of time or both, would constitute a material default under or result in a material breach of any Material Contract by Target;

                 (D) Target is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(l) of the Disclosure Schedule;

                 (E) except in the Ordinary Course of Business, no unfilled customer order or commitment obligating Target to process, manufacture, or deliver products or perform services will result in a loss to Target upon completion of performance;

                 (F) no purchase order or commitment of Target is in excess of normal requirements, nor are prices provided there in excess of current market prices for the products or services to be provided thereunder; and

                 (G) no customer order, contract or commitment contains terms that will give rise to a violation by the Target of any applicable Legal Requirements.

         (m) Powers of Attorney. To the Knowledge of any of the Sellers, there are no outstanding powers of attorney executed on behalf of Target.

         (n) Litigation. Section 4(n) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or to the Seller's Knowledge, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not result in a Material Adverse Change.

         (o) Employee Benefits.

                 (i) Section 4(o) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which the Target contributes or has contributed and each ERISA Affiliate, if any.

                          (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not result in a Material Adverse Change.

                          (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an employee Pension Benefit Plan.

                          (C) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401(a).

                          (D) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report.

                          (E) The Target has no withdrawal liability with respect to any Multi-Employer Plan to which the Target participated or contributed.

                          (F) All filings required by ERISA and the Code as to each Employee Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided, except where the failure to file or give notice or disclosure would not result in a Material Adverse Change.

                          (G) Except as otherwise disclosed in Section 4(l)(ix) of the Disclosure Schedule, since May 31, 1996, there has been no establishment or amendment of any Employee Benefit Plan.

                          (H) The Disclosure Schedule sets forth an accurate description of any Employee Benefit Plan of Target that is not otherwise in writing.

                          (I) Since May 31, 1996, no event has occurred that could result in a material increase in premium costs of the Target's Employee Pension Benefit Plans that are insured, or a material increase in benefit costs of such Employee Benefit Plans that are self-insured.

                          (J) Each Employee Benefit Plan of Target that is an Employee Pension Benefit is qualified in form and operation under Code
         Section 401(a); each trust for each such Employee Pension Benefit Plan is exempt from federal income tax under Code Section 501 (a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Employee Pension Benefit Plan or trust.

                          (K)  The  Target has the right to modify and
         terminate benefits to retirees (other than pursuant to Employee Pension Benefit Plans or with respect to benefits provided under the agreements referenced in items 4(o) 5-7 of the Disclosure Schedule) with respect to both retired and active employees.

                          (L)    The consummation of the transactions
         contemplated in this Agreement will not result in the payment, vesting, or acceleration of any benefit under any Target Employee Benefit Plan (except for the agreements referenced in Section 3(a) and (b) of the Disclosure Schedule.

         (ii) With respect to each Employee Benefit Plan the Target maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                          (A)  No such Employee Benefit Plan which is an
         Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed
         with the PBGC.   No proceeding by the PBGC to terminate any such
         Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted.

                          (B) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not result in Material Adverse Change.

                          (C) Target currently has no liability to the

         PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                          (D) No statement, either written or oral, has been made by Target or by any Seller to any Person with regard to any Employee Benefit Plan that was not in accordance with the Employee Benefit Plan and that could reasonably be expected to result in a Material Adverse Change.

                          (F) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code 4975(c) have occurred with respect to any Target Employee Benefit Plan.

         (p) Environment, Health, and Safety.

         (i) The Target is in compliance with Environmental, Health, and Safety Requirements, and any permits, licenses or authorizations related thereto, except for such noncompliance as would not result in a Material Adverse Change.

         (ii) The Target has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Target or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which could result in a Material Adverse Change.

         (iii) The Target has obtained (or is capable of obtaining without incurring any material incremental expense) all permits, licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental, Health and Safety Requirements.

         (iv) The Target did not generate, treat, store, transport, discharge, dispose of or release any materials or waste deemed hazardous under any applicable Environmental, Health and Safety Requirements in violation of such Environmental, Health and Safety Requirements.

         (v) This Section 4(p) contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

         (q) Certain Business Relationships with the Target. None of the Sellers and their Affiliates has been involved in any material business arrangement or relationship with the Target within the past 36 months and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target. No Seller, nor any Affiliate, director, officer, nor employee of Target has outstanding any loan or other repayment obligation of any kind owed to the Target. The Target has no outstanding loan or other repayment obligation of any kind (other than ordinary wage, salary and benefit obligations) to any Seller, Affiliate, director, officer, or employee of Target.

         (r) Books and Records.   The books of account, minute books, stock
record books, and other records of the Target, are complete and correct and have been maintained in accordance with sound business practices, including the maintnance of an adequate system of internal controls, except where any such incompleteness, incorrectness or failure to so maintain would not result in a Material Adverse Change. At the Closing, all of those books and records will be in the possession of the Target.

         (s) Condition and Sufficiency of Assets. The buildings, plants, structures and equipment of the Target are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not
material in nature or cost.   The building, plants, structures and equipment
of the Target are sufficient for the continued conduct of the Target's businesses after the Closing in the same manner as conducted prior to the Closing.

         (t) Accounts Receivable. All accounts receivable of the Target that are reflected on Most Recent Financial Statements or on the Closing
Date Balance Sheet (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and as of said dates were current within 30 days of the date upon which they became due and payable.

         (u)  Inventory.   The inventory of the Target reflected in the Most
Recent Balance Sheet and Closing Date Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which will be written off or written down (in accordance with the Target Principles) in connection with the physical count to be performed immediately following the Closing. All inventories not written off will be priced in accordance with the Target
Principles.    The quantities of each item of inventory (whether raw
materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Target.

         (v)   No Undisclosed Liabilities.   Except as set forth in
Section 4(v) of the Disclosure Schedule, the Target has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in Most Recent Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date thereof and (iii) liabilities or obligations which do not result in a Material Adverse Change.

         (w) No Material Adverse Change. Since the date of the Most Recent Fiscal Period End, there has not been any

Material Adverse Change in the Target and no event has occurred or circumstance exists that has resulted in such a Material Adverse Change. For purposes of this Section 4(w), the term Material Adverse Change shall not include any event, occurrence, change or effect arising out of or which results either directly or indirectly from the loss of, or diminution in relationship with, any customer or employee of Target.

         (x)   Absence of Certain Changes or Events.   Except as set forth  in
Section 4(x) of the Disclosure Schedule since the Most Recent Fiscal Period End, the Target has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                 (i) change in the Target's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Target; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Target of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (ii) amendment to the charter or bylaws of the Target;

                 (iii) payment or increase by the Target of any bonuses, salaries, or other compensation to any stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar agreement or arrangement with any director, officer or employee;

                 (iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the Target;

                 (v) damage to or destruction or loss of any asset or property of the Target, whether or not covered by insurance, which resulted in a Material Adverse Change;

                 (vi) entry into, termination of, or receipt of notice of termination of (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (b) any agreement, arrangement, or transaction involving a total remaining commitment by or to the Target of at least $50,000;

                 (vii) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Target or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Target, including the sale, lease or other disposition of any of the Intellectual Property;

                 (viii) cancellation or waiver of any claims or rights with a value to the Target in excess of $50,000;

                 (ix) material change in the accounting or tax methods used by the Target; or

                 (xi) agreement, whether oral or written, by the Target to do any of the foregoing.

         (y)     Insurance

                 (i) Sellers have delivered to Buyer:

                          (A) true and complete copies of all policies of insurance to which the Target is a party or under which the Target, or any director of the Target, is covered;

                          (B) true and complete copies of all pending applications for policies of insurance; and

                          (C) any written statement by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                 (ii) Section 4 (y)(ii) of the Disclosure Schedule describes:

                          (A) any self-insurance arrangement by or affecting the Target;

                          (B) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Target; and

                          (D) all obligations of the Target to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                 (iii) Except as set forth on Section 4(y)(iii) of the Disclosure Schedule:

                          (A) all policies to which the Target is a party or that provide coverage to either any Seller, the Target, or any director or officer of the Target: (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Target for all risks normally insured against by a Person carrying on the same business or businesses as the Target; (iv) are sufficient for compliance with all requirements of applicable constitutions, statutes, regulations, rules, injunctions, judgments, orders, principles of common law, decree, ruling, charge or other restriction of any government or governmental agency or court and agreement or arrangements to which the Target is a party or by which it is bound; (v) will continue in full force and effect following the consummation of the transactions contemplated in this Agreement; and (vi) do not provide for any
         retrospective  premium   adjustment or other experienced-based
         liability on the part of the Target.

                          (B) the Target has not received (i) any
         refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                 (iv) The Target has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Target is a party or that provides coverage to the Target or shareholder, officer or director thereof.

                 (v) The Target has given notice to the insurer of all claims that may be insured thereby.

         (z)     Employees

                 (i) The Target has provided to Buyer a complete and accurate list of the following information for each director, officer or salaried employee of the Target, including each such individual on leave of absence or layoff status: employer; name; job title; current compensation paid or payable.

                 (ii) No director, officer or salaried employee of the Target is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such director, officer or salaried employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (A) the performance of his or her duties as a director, officer or salaried employee of the Target, or (B) the ability of the Target to conduct its business, including any Proprietary Rights
Agreement with Sellers or the Target by any such director, officer or salaried employee. To Sellers' knowledge, no officer or key employee of the Target intends to terminate his or her employment with Target.

         (aa) Labor Relations; Compliance. Except as set forth in Section 4(aa) of the Disclosure Schedule, the Target has not been nor is it a party to any collective bargaining or other labor contract. Since May
31, 1990, there has not been, nor is there presently pending or existing, and to Sellers' Knowledge, there is not threatened (A) any strike, slowdown, picketing, work stoppage, or employee grievance process, (B) any action claim, suit, demand, litigation or other proceeding against or affecting the Target relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental authority, organizational activity, or other labor or employment dispute against or affecting any of the Target or their premises which could reasonably be expected to result in a Material Adverse Change. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Target and no such action is contemplated by the Target. The Target has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings, except where failure to so comply would not result in a material Adverse Change. The Target is not liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts however designated for failure to comply with any of the foregoing Legal Requirements.

         (bb) Disclosure. To the Knowledge of the Sellers there is no fact that has specific application to either any Seller or the Target (other than general economic or industry conditions) and that as far as Seller can reasonably foresee, which could be reasonably expected to result in a Material Adverse Change that has not been set forth in this Agreement, the Disclosure Schedule or otherwise disclosed to Buyer.

         (cc) Indebtedness. The Target has no Indebtedness other than as set forth in the Most Recent Balance Sheet.

         (dd)  Auditors.   The Target did not change its auditors from
Ernst and Young to Beall, Barclay & Company, P.L.C., due to any disagreement between the Target and Ernst and Young regarding the Target's accounting policies or procedures.

         (ee) Payables. Other than amounts reasonably disputed in good faith, the Target is not more than thirty (30) days past due in paying any trade or other accounts payable.

   5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         (b) Notices and Consents. The Sellers will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Sellers will cause the Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c) above. Without limiting the generality of the foregoing, the Buyer will (or, if applicable, will cause their Affiliates to) file, and the Sellers will cause the Target to file, any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain, and the Sellers will cause the Target to use its reasonable best efforts to obtain, a waiver from the applicable waiting period, and will make, and the Sellers will cause the Target to make, any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. In connection with any such filings, the parties agree to bear their own costs and expenses (including legal fees) incurred in the preparation of such filings; provided however that each of Buyer and Seller agrees to fully cooperate with one another in preparing any follow-up responses or filings and agree to equally share any costs or expense items that can reasonably be so shared.

         (c)  Operation of Business.   Until the Closing, the Target shall,
and the Sellers shall cause the Target to use the Target's best efforts to:
(i) conduct the Target's business in the Ordinary Course of Business including, but not limited to, making capital expenditures contemplated in the Target's budget or necessary to continue operating the business in substantially the same manner as it is presently conducted; (ii) preserve intact the current business organization of the Target, keep available the services of the current officers, employees and agents and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, governmental authorities and others having business with the Target; (iii) confer with the Buyer concerning operational matters of a material nature; and (iv) report weekly to the Buyer concerning the status of the business operations, prospects and finances of the Target.

         (d) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Target shall not, and the Sellers shall not cause the Target to, without the prior consent of the Buyer, take any action or fail to take any action within its control, as a result of which any of the following events could be reasonably expected to occur: (i)any matters set forth in Section_4(x);
(ii) enter into any employment or severance agreements with any employee, officer or director or increase any compensation or bonuses or benefits of any employee, officer or director; (iii)
        execute any collective bargaining agreements or any amendment, modification, change, or extension thereto; (iv) hire any new employee at a grade level of manager or higher; (v) merge with another corporation or any other Person or otherwise acquire all or any part of another business, corporation or other Person; (vi) change in any methods of calculating bad debts or the assumptions thereunder; (vii) dispose of or permit to lapse, any license, permit or other authorization or disclose to any Person, other than employees, any confidential information, trade secrets, formulas, processes, know-how or recipes; (viii) make any commitments for capital expenditures in an aggregate amount exceeding $100,000; (ix) enter into any contract, lease, license, permit, arrangement or other agreement (A)_requiring the payment of more than $50,000 or that extends for more than six months, or (B)_that is not in the Ordinary Course of Business; (x) dispose of, sell, convey or transfer any assets of the Target other than inventory in the Ordinary Course of Business; (xi) accelerate the collection of accounts receivable or lengthen the period for payments of accounts payable; (xii) fail to comply with any Legal Requirements, except where the failure to so comply would not result in a Material Adverse Change.

           (e) Full Access. Each of the Sellers will permit, and the Sellers will cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties (including for the purpose of conducting a Phase I Environmental review), personnel, consultants, books, records (including tax records), contracts, and documents of or pertaining to the Target. Notwithstanding the execution of this Agreement, the Buyer agrees to continue to be governed by the terms of the Confidentiality Agreement.

         (f) Notice of Developments.

                 (i) Between the date of this Agreement and the Closing Date, each Seller shall be required at any time to notify the Buyer in writing if such Seller becomes aware of any fact, condition or development that causes or constitutes a breach of any of Target's representations and warranties in Section 4 above as made on the date of this Agreement or if such Seller becomes aware of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact, condition or development. Unless the Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the fact, condition or development and exercises that right within the period of 10 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this
Section 5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, condition or development; provided however, that the qualification of said representations and warranties or the curing of any misrepresentation or breach of warranty shall only act to foreclose Buyer's termination rights under Section 9 hereof and shall not preclude Buyer from seeking indemnification for Adverse Consequences resulting from the existence of such fact, condition or development.

                 (ii) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement Annex II, Annex III, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

         (g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit the Target to) solicit, initiate, encourage the submission of any proposal or offer from any Person, or maintain or conduct discussions or negotiations with any Person, relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target (including any acquisition structured as a merger, consolidation, or share exchange). Each Seller shall immediately notify Buyer upon the receipt by such

Seller or Target of any inquiry or proposal from any Person regarding the acquisition of all or a portion of the business of Target.

   6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties shall cooperate with him or it and his or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing.

         (d) Election Under Section 338(h)(10).

                 (i) Sellers and Target shall, if requested by Buyer, join with Buyer in preparing a joint election on Form 8023A for the Target under
Section 338(h)(10) of the Code and under any applicable similar provisions of state law with respect to the purchase of the Shares ("Election"). The Form 8023A shall be prepared and executed no later than one hundred twenty (120) days following the Closing Date and shall be timely filed by Buyer if Buyer, in its sole discretion, decides to make such election. Information accompanying the Form 8023A will reflect the purchase price allocation among Target's assets, based on a qualified independent appraisal paid for by Buyer and reasonably acceptable to Seller's Representative.

         (ii) The parties acknowledge that if Buyer elects to make the Election, Sellers' collective federal and state income tax liabilities will be greater than had the Election not been made. Accordingly, if such Election is made, Buyer shall pay Sellers, an amount equal to the difference in the Sellers' combined federal and state income tax liabilities, as calculated below, resulting from the transaction being treated as a deemed sale of assets pursuant to the Election as opposed to a sale by Sellers of the Target Shares (including, without limitation, additional income taxes due as a result of some or all of the gain on such transaction being ordinary in character rather than capital in character), adjusted, or grossed-up as set forth below, to account for the taxable nature of such differential (collectively referred to as "Additional Taxes").




            (A). In calculating the Additional Taxes, the applicable marginal federal and state tax rates or blended rates, set forth on Exhibit B-4 shall be used for all Sellers (whether of not such rates are actually or effectively higher or lower).

            (B). In calculating the Additional Taxes, the gross-up rate to be applied to Sellers' pre-tax differential in the collective tax liabilities shall be 35%.

            (C). The Additional Taxes shall be calculated in the form and substance as set forth in the example contained in Exhibit B-1 through B-3 hereof, using Form 8023A allocation figures.

         (iii) Buyer shall provide Seller's Representative with a copy of the purchase price allocation Buyer proposes to file in the schedule accompanying the Form 8023A within 10 days following the date of the Election. As soon as practicable after Sellers' Representative receives from Buyer the purchase price allocation, Sellers shall provide Buyer with a calculation of Additional Taxes in form and substance as set forth on Exhibits B-1 through B-3. Buyer shall approve or notify Sellers's Representative in writing of any objections to the amount of such Additional Taxes within 5 business days of receipt of such calculation. If accepted, Buyer shall deposit the Amount of Additional Taxes in the Escrow Account for distribution pursuant to the provisions of the Escrow Agreement. If Buyer and Sellers are unable to reach agreement on the amount of the Additional Taxes, the Buyer and Sellers will request that the Accounting Firm determine the amount of Additional Taxes.

         (iv) In addition to the Additional Taxes as calculated above, Buyer shall indemnify and hold harmless Sellers from any tax, penalties and interest incurred by Sellers, including but not limited to any tax liability of Target reportable by Sellers resulting from any corporate-level tax which Target or Sellers are required to recognize, attributable to the making of the
Section 338(h)(10) Election.

         (e) Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated in the Agreement will be issued, if at all, at such time and in such manner as Buyer and the Sellers' Representative mutually determines. Unless consented to by Buyer or Sellers' Representative in advance or except as required by applicable Legal Requirements, prior to the Closing, Buyer and Sellers shall, and Sellers shall cause the Target to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Targets' employees, customers, and suppliers and others having dealings with the Target will be informed of the transactions contemplated in this Agreement, and Buyer will have the right to be present for any such communication.

         (f) Confidentiality. Between the date of this Agreement and the Closing Date, and after the Closing with respect to each of the Sellers, the Sellers will maintain in confidence, and will cause each of his or her agents and advisors to maintain in confidence, and not use to the detriment of another party or the Target, any written, oral, or other information that is confidential, nonpublic, or proprietary to the Target or that relates or reflects the terms of the transaction of the transactions contemplated in this Agreement, unless (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated in this Agreement, or (ii) the furnishing or use of such information is required to be disclosed pursuant to any applicable Legal Requirements.

         (g) Rock-Tenn. Agreement. Each of the Parties will use his or its reasonable best efforts, and the Buyer will cause the Target to use its best efforts, to avoid any liability (other than liabilities resulting from the purchase of goods in the Ordinary Course of Business) arising from any agreement (whether written or oral) between the Target and Rock-Tenn. The
Buyer agrees to permit, and agrees to cause the Target to permit, Rock-Tenn.
to serve as the primary supplier of packaging inventories to the Target's business for a period not to exceed nine (9) months from the Closing Date, provided that Rock-Tenn. satisfies reasonable standards of quality, service and price.

  7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 3(a) and
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing and each such Seller shall deliver stock certificate(s) free of any Security Interests representing his or her ownership of the Target Shares, duly endorsed or accompanied by a duly executed stock power, into the possession of Buyer against payment as provided in Section 2 hereof;

         (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

         (iv) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 7(a)(i)-(iii) is satisfied in all respects;

         (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

         (vi)  reserved;

         (vii) the Buyer shall have received from counsel to the Sellers an opinion in a form which is customary for transactions of this type and which is reasonably satisfactory to Buyer;

         (viii) Buyer shall have received (i) commitments for title insurance from a title insurance company reasonably acceptable to Buyer, committing to insure, subject only to Permitted Exceptions, Buyer's interest in its owned real property and (ii) a survey of the Target's owned real property reflecting no encroachments other than Permitted Encroachments.

         (ix) Buyer shall have received evidence satisfactory to the Buyer that all of the Target's Indebtedness (other than capitalized lease obligations) including accrued interest and repayment penalties have been paid in full and all Security Interests related thereto have been released or terminated.

         (x) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

         (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section
7(b)(i)-(iii) is satisfied in all
respects;

         (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

         (vi) reserved;

         (vii) the Sellers shall have received from counsel to the Buyer an opinion in a form which is customary for transactions of this type and which is reasonably satisfactory to Sellers' Representative;

         (viii) reserved;

         (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers' Representative.

The Sellers' Representative may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.


  8. Remedies for Breaches of This Agreement.

         (a) Survival of Representations and Warranties.   All of the
representations and warranties of the Sellers contained in Section 4 above shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter. All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         (b) Indemnification Provisions for Benefit of the

Buyer.

         (i) In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in
Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 10(g) below within such survival period, then each of the Sellers agrees to jointly and severally indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the claim for which arose after the end of any applicable survival period) caused proximately by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in Section 4 above until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible equal to $200,000 and then only to the extent of such excess; provided further, that any amounts owed by Sellers pursuant to this Section 8(b)(i) for Adverse Consequences caused by the breach of any representation or warranty of the Sellers contained in Section 4 above shall in all events be limited to and paid exclusively from the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement; provided further however, that any amounts owed by Sellers pursuant to this Section 8(b)(i) for Adverse Consequences caused by the breach of any representation or warranty of the Sellers contained in Section 4 above which is caused as a result of Sellers' Fraud shall to the extent the Indemnification Escrow Amount is not adequate, be jointly and severally paid by Sellers.

         (ii) In the event any of the Sellers breaches any of his or its covenants in Section 2(a) above or any of his or its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse
Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the claim for which arose after the end of any applicable survival period) caused proximately by the breach.

         (iii) In the event that the Buyer incurs any Adverse Consequences caused proximately by a breach or disagreement resulting from, arising out of or relating to any agreement (whether written or oral) between the Target and Rock-Tenn. that is in existence on or prior to the Closing Date or entered into pursuant to Section 6(g) above, and provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 10(g) below within the period of 18 months after the Closing Date, then each of the Sellers agrees to jointly and severally indemnify the Buyer from and against any such Adverse Consequences that the Buyer shall suffer through and after the date of the claim for indemnification ((but excluding any Adverse Consequences resulting from, arising out of or relating to a breach by the Buyer of its covenants under Section 6(g) above or any Adverse
Consequences the claim for which arose after the end of the survival period); provided however, that any amounts owed by Sellers pursuant to this
Section 8(b)(iii) for such Adverse Consequences shall in all events be limited to and paid exclusively from the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement; provided further however, that any amounts owed by Sellers pursuant to this Section 8(b)(iii) for such Adverse Consequences which is caused as a result of Sellers' Fraud shall to the extent the Indemnification Escrow Amount is not adequate, be jointly and severally paid by Sellers.

         (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to

Section 8(a) above, provided that any of the Sellers make a written claim for indemnification against the Buyer pursuant to Section 10(g) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused proximately by the breach. Buyer further agrees to indemnify, defend and hold harmless, to the full extent permissible under Arkansas law, any person who is now, or has been at any time prior to the Closing Date, an officer, director or employee of the Target against any Adverse Consequences based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Target and pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, at or after the Closing Date. Notwithstanding the foregoing sentence, Buyer shall not be obligated to make any indemnification under this provision for any Shareholder derivative action or for any matter for which Buyer would be entitled to a claim for indemnification under Section 8(b).

         (d) Matters Involving Third Parties.

                 (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                 (ii) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                 (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

                 (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

         (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance coverage (net of paid loss retro-premiums) and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

         (f) Other Indemnification Provisions. The indemnification provisions in this Section 8 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant; provided, however, that the Buyer acknowledges and agrees that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in Section 4 above.

         (g) Failure to Give Notice. The failure of an Indemnified Party to timely give notice of indemnification required under this Section 8 shall not release the Indemnifying Party from its indemnification obligations, except
(i) to the extent that such failure adversely affects the ability of the Indemnifying Party to defend such claim (including Third Party Claims) asserted by the Indemnified

Party or (ii) such notice is given after the expiration of the applicable survival period contained herein.

         (h) Matters Disclosed in Disclosure Schedule. Notwithstanding the fact that Sellers have designated the matters listed in items 4(h)(2)
and 4(p)(2) (relating to failure to obtain required air permits), 4(p)(1) (relating to matters disclosed in the 1992 Phase I Report) and 4(h)(3) and 4(o)(10) (relating to failure to file a Form 5500) of the Disclosure
Schedule as exceptions and qualifications to the representations and warranties contained in Section 4 above, Buyer, while being foreclosed from terminating the Agreement under Section 9 hereof on the basis of the existence of such matters, will not be precluded from seeking indemnification for any Adverse

Consequences resulting from said matters in accordance with the procedures set forth herein.

  9. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Buyer and the Sellers' Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers' Representative at any time prior to the Closing in the event (A) any of the Sellers has within the then previous 10 business days given the Buyer any notice pursuant to Section 5(e)(i) above, (B) the development that is the subject of the notice would result in a Material Adverse Change and (C) any Seller becomes unable or is unlikely to be able to consumate the transactions contemplated by this Agreement;

                 (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers' Representative at any time prior to the Closing
(A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers' Representative of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 1997 by reason of the failure of any condition precedent under Section 7(a) hereof(unless the failure to close results from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                                    (iv) the Sellers' Representative may
terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers' Representative has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 1997 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure to close results from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) and
Section 10(f) above shall survive termination.

  10. Miscellaneous.

         (a) Nature of Certain Obligations.

                 (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                 (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in
Section 8 above for any and all of the Adverse Consequences the Buyer may suffer as a result of any breach thereof; provided, however, that any amounts owed by Sellers pursuant to Section 8(b)(i) for Adverse Consequences caused by the breach of any representation or warranty of the Sellers contained in Section 4 above shall in all events be limited to and paid exclusively from the Indemnification Escrow Amount; provided further however, that any amounts owed by Sellers pursuant to Section 8(b)(i) for Adverse Consequences caused by the breach of any representation or warranty of the Sellers contained in Section 4 above which is caused as a result of Sellers' Fraud shall to the extent the Indemnification Escrow Amount is not adequate, be jointly and severally paid by Sellers.


         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof; provided however, that the Confidentiality Agreement shall continue in full force and effect.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers' Representative; provided however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this

Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers:

         C. Randolph Warner, Jr.
         12332 Harbor Ridge Drive
         Palm City, Florida, 34999

         With a copy to:

         Les R. Baledge, Esq.
         120 East Fourth Street
         Little Rock, Arkansas 72201


         If to the Buyer:

         President
         Bremner, Inc.
         800 Market Street, Suite 2900
         St. Louis, MO 63101


         With a copy to:

         General Counsel
         Ralcorp Holdings Inc.
         800 Market Street, Suite 2900
         St. Louis, MO 63101

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arkansas without giving effect to any choice or conflict of law provision or rule (whether of the State of Arkansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers' Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Buyer and the Target will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        BUYER:

                                        BREMNER, INC.



                                        By:  /s/ Joe R. Micheletto
                                             -----------------------------
                                        Name:  Joe R. Micheletto
                                             -----------------------------
                                        Title:  Chief Executive Officer
                                              ----------------------------


                                        SELLERS:

                                        WARREN BLACK


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact


                                        VICTOR L. CARY


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact


                                        JANE WARNER MOORE


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact


                                        THOMAS C. MUELLER

                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact

                                        SUSAN WARNER SKELSEY


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact


                                        C. RANDOLPH WARNER, JR.


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        C. Randolph Warner, Jr.


                                        C. RANDOLPH WARNER, III.


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact


                                        KATE WARNER


                                        /s/ C. Randolph Warner, Jr.
                                        ----------------------------------
                                        By:  C. Randolph Warner, Jr.,
                                        Attorney-in-Fact


                                        MATTHEW WARNER


                                        /s/ Matthew Warner
                                        ----------------------------------
                                        Matthew Warner

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

GUARANTOR:

THE UNDERSIGNED, RALCORP HOLDINGS, INC., THE PARENT OF BUYER, DOES HEREBY UNCONDITIONALLY GUARANTEE THE PAYMENT AND PERFORMANCE OF ALL COVENANTS AND OBLIGATIONS OF BUYER UNDER THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, BUYER'S OBLIGATIONS TO FUND THE GROSS PURCHASE PRICE AT CLOSING.


RALCORP HOLDINGS, INC.



By: /s/ Joe R. Micheletto
    ---------------------
Name:  Joe R. Micheletto
     --------------------
Title: Chief Executive Officer and President
       -------------------------------------